Exhibit 10.1

BEA SYSTEMS, INC. CHANGE IN CONTROL SEVERANCE PLAN

Introduction

The Board of Directors of BEA Systems, Inc. (the “Company”) recognizes that the possibility of a Change in Control of the Company, and the uncertainty it creates, may result in the loss or distraction of employees of the Company to the detriment of the Company and its stockholders.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its stockholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

In addition, the Board believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its stockholders to treat fairly its employees whose employment terminates in connection with or following a Change in Control.

Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change in Control.

Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

1. Establishment of Plan. As of the Effective Date, the Company hereby establishes the BEA Systems, Inc. Change in Control Severance Plan, as set forth in this document.

2. Definitions. As used herein the following words and phrases shall have the following respective meanings:

(a) Affiliate. Any company controlled by, controlling or under common control with the Company.

(b) Base Salary. The annual base rate of compensation payable to a Participant by the Company, before deductions or voluntary deferrals authorized by the Participant or required by law to be withheld from the Participant by the Company.

(c) Board. The Board of Directors of the Company.

(d) Bonus Amount. The Participant’s annual commission targets for all Participants who are in a sales position and annual target bonus for all other Participants for the fiscal year in which the Change in Control occurs or, if higher, the fiscal year in which the Date of Termination occurs, provided, that if annual commission targets or annual target bonuses have not been established for the Participant and Participants generally for the fiscal year in which the Change in Control occurs, the Bonus Amount shall be the Participant’s annual commission targets or annual target bonus, as applicable, for the year immediately preceding the year in which the Change in Control occurs.

(e) Cause. A termination for “Cause” shall have occurred where a Participant’s employment is terminated because of the Participant’s (i) conviction of a felony (other than a traffic-related felony) or (ii) gross negligence or willful misconduct having a material adverse impact on the Company.

(f) Change in Control. A “Change in Control” means the first to occur of any of the following:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(f), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C);

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(g) Code. The Internal Revenue Code of 1986, as amended from time to time.

(h) Committee. Subject to Section 13, the Compensation Committee of the Board.

(i) Company. BEA Systems, Inc. and any successor thereto or, if applicable, the ultimate parent of any such successor.

(j) Compensatory Award. As defined in Section 4(c).

(k) Date of Termination. The date of receipt of a notice of termination from the Company or the Participant as applicable or any later date specified in the notice of termination, which date shall not be more than 30 days after the giving of such notice. The Company and the Participant shall take all steps necessary (including with regard to any post-termination services by the Participant) to ensure that any termination under this Plan constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

(l) Disability. A termination for “Disability” shall have occurred if a Participant’s employment is terminated because of a disability entitling him or her to long-term disability benefits under the applicable long-term disability plan of the Company.

(m) Effective Date. November 7, 2007.

(n) Employee. Any regular, full-time employee or part-time employee (who is regularly scheduled to work at least twenty (20) hours per week) of the Company or any of its Affiliates. Part-time employees who are regularly scheduled to work less than twenty (20) hours per week and individuals who are classified by the Company as independent contractors are not Employees.

(o) Good Reason. With respect to any Participant, the occurrence of any of the following events after a Change in Control, without the Participant’s prior written consent: (i) the Company’s requiring the Participant to be based at any location other than the location at which the Participant was based immediately prior to the Change in Control or within 35 miles of such location, (ii) a reduction of more than 10 percent in the Participant’s annual base salary or target bonus or other incentive compensation opportunities; provided that if none of the Company, a surviving entity nor its parent following a Change in Control is a publicly-held company, the failure to provide stock-based benefits shall not be deemed Good Reason if benefits of comparable value using recognized valuation methodology are substituted, (iii) a failure to provide the Participant with aggregate pension and welfare benefits which are substantially comparable in value to those provided to similarly situated employees of the Company, a surviving entity or its parent , or (iv) failure of the Company to require any successor to the Company to comply with the Plan. Notwithstanding the foregoing, in order to invoke a termination for Good Reason, a Participant must provide written notice to the Company of the existence of one or more of the conditions described in clauses (i), (ii), (iii) or (iv) within 90 days after having knowledge of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy any condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order to terminate employment for Good Reason.

(p) Individual Contributor. An Employee that is not a Manager, Senior Manager, Director, Senior Director, Vice President or Senior Vice President.

(q) Monthly Pay. The quotient obtained by dividing (i) the sum of (A) the Participant’s Required Base Salary and (B) the Participant’s Bonus Amount by (ii) 12.

(r) Net After-Tax Receipt. As defined in Section 5.

(s) Non-U.S. Participant. As defined in Section 4(b).

(t) Participant. An Employee who meets the eligibility requirements of Section 3.

(u) Payment. As defined in Section 5.

(v) Plan. The BEA Systems, Inc. Change in Control Severance Plan.

(w) Present Value. As defined in Section 5.

(x) Qualified Termination. Any termination of a Participant’s employment, on or during the one-year period following a Change in Control, by the Company other than for Cause, death or Disability or by the Participant for Good Reason. Notwithstanding the foregoing, if a Change in Control occurs and if the Participant’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Participant that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then a “Qualifying Termination” shall be deemed to have occurred on the Change in Control.

(y) Reduced Amount. As defined in Section 5.

(z) Required Base Salary. With respect to any Participant, the higher of (i) the Participant’s Base Salary as in effect immediately prior to the Change in Control and (ii) the Participant’s highest Base Salary in effect at any time thereafter.

(aa) Separation Payment. As defined in Section 5.

(bb) Separation Period. The period beginning on a Participant’s Date of Termination and continuing for (i) three months, in the case of an Individual Contributor, Manager or Senior Manager; (ii) six months in the case of a Director or Senior Director; and (iii) 12 months in the case of a Vice President or Senior Vice President.

3. Eligibility. Each Employee who (a) is not party to a Change in Control Employment Agreement as of immediately prior to a Change in Control (b) is, at the effective time of the Change in Control, on a leave of absence as to which reemployment rights are guaranteed by applicable law and (c) has been an Employee for at least one month prior to the Date of Termination.

4. Separation Benefits.

(a) Separation Benefits. In the event that a Participant suffers a Qualified Termination, the Company shall pay such Participant, within 15 days following the Date of Termination, a lump sum in cash equal to the sum of (i) the Participant’s Base Salary and any accrued vacation pay through the Date of Termination to the extent not theretofore paid, (ii) the Participant’s unpaid annual bonus for the fiscal year immediately preceding the year in which the Date of Termination occurs to the extent such bonus has been determined but not theretofore paid, and (iii) the Monthly Pay times the number of months in the Separation Period.

(b) COBRA Premiums. In addition, in the event a Participant suffers a Qualified Termination, the Company shall pay the cost of the Participant’s premiums for health continuation coverage under Section 4980B of the Code for the Separation Period; provided, that, with respect to any Participant who was, immediately prior to such Qualified Termination, employed outside of the United States (a “Non-US Participant”), the Company shall, during the Separation Period, continue to provide or cause to be provided to such Non-US Participant medical and life insurance benefits that are substantially comparable to those enjoyed by such Non-US Participant immediately prior to the Qualified Termination, subject to the requirements of applicable law.

(c) Equity Awards. In addition, in the event a Participant suffers a Qualified Termination, notwithstanding any provision in an award agreement to the contrary, effective as of the Date of Termination, fifty percent of the unvested portion of each grant of stock options, restricted stock, restricted stock units and other equity-based award that is outstanding and unvested as of the Date of Termination (each, a “Compensatory Award”) shall immediately vest and, if applicable, become exercisable, provided, that this Section 4(c) shall not apply to any Compensatory Award outstanding as of the Date of Termination under the Company’s 1997 Employee Stock Purchase Plan (or any successor thereto). The applicable award agreements for the Compensatory Awards are hereby amended to the extent necessary to implement this Section 4(c).

(d) Other Benefits Payable. Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company or any of its Affiliates for which a Participant and/or Participant’s dependents may qualify. Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, program, arrangement, or policy of the Company or any of its Affiliates shall be payable in accordance with such plan, program, arrangement or policy. The payment provided pursuant to clause (iii) of Section 4(a) above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, retention bonuses, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan. Payments pursuant to clause (iii) of Section 4(a) above shall be reduced by (A) any amounts paid to the Participant under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder, as amended, or any similar state or local statute (“WARN”) or, with respect to any Non-US Participant, any applicable law or regulation and (B) any amounts paid to the Participant for services performed during any period following the Participant receiving a WARN notice or, with respect to any Non-US Participant any required notice regarding the Participant’s termination of employment, and during the period covered by such notice. Notwithstanding the foregoing, if the Participant receives payments and benefits pursuant to Section 4(a) of this Plan, the Participant shall not be entitled to any severance pay or benefits under any severance plan, program, policy, agreement or other arrangement of the Company and its Affiliates, except as required by applicable law or as otherwise specifically provided therein in a specific reference to this Plan; provided, that any Non-US Participant may elect to receive severance pay and/or benefits under such other arrangement in lieu of receiving the payments and benefits provided by this Plan.

5. Certain Reduction of Payments by the Company.

(a) For purposes of this Section 5: (i) a “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise; (ii) “Separation Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section); (iii) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Participant shall certify, in the Participant’s sole discretion, as likely to apply to the Participant in the relevant tax year(s); (iv) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (v) “Reduced Amount” shall mean the amount of Separation Payments that (A) has a Present Value that is less than the Present Value of all Separation Payments and (B) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Separation Payments were any other amount that is less than the Present Value of all Separation Payments.

(b) Anything in the Plan or any other agreement between a Participant and the Company to the contrary notwithstanding, in the event that Ernst & Young LLP, or such other nationally-recognized accounting firm selected in the discretion of the Committee as in effect immediately prior to the Change in Control (the “Accounting Firm”) shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code (the “Excise Tax”), the Accounting Firm shall determine whether some amount of Separation Payments meets the definition of “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Separation Payments shall be reduced to such Reduced Amount.

(c) If the Accounting Firm determines that aggregate Separation Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within 60 days following a termination of employment of the Participant. For purposes of reducing the aggregate Separation Payments to the Reduced Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. The reduction of the aggregate Separation Payments to the Reduced Amount, if applicable, shall be made by reducing the Separation Payments under the following sections in the following order: (i) Section 4(a)(iii), and (ii) Section 4(c). As promptly as practicable following the Accounting Firm’s determination, the Company shall pay to or distribute for the benefit of the Participant such Separation Payments as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Separation Payments as become due to the Participant under this Plan.

(d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue

Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of a Participant shall be repaid to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by a Participant to the Company if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code (“Interest”).

(e) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 5 shall be borne by the Company.

6. Full Settlement. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and no amounts received from other employment shall serve to mitigate the payments hereunder. The Company agrees to reimburse the Employee, to the full extent permitted by law, for all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan) (each, a “Contest”), plus, in each case, Interest; provided, that the Company shall not be obligated to reimburse a Participant for legal fees and expenses unless the Participant prevails on at least one material claim (regardless of by whom brought); provided, further, that the Participant shall have submitted an invoice for such fees and expenses not later than 30 days after the final resolution of such Contest and the Company shall make such payment within 30 days of the date on which the invoice is so submitted, and the Participant’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

7. Controlling Law. This Plan shall be construed and enforced according to the internal laws of the State of California to the extent not preempted by Federal law or the law of any other applicable non-United States jurisdiction, which shall otherwise control.

8. Amendments; Termination. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of a majority of the Board; provided that no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the right of any Employee, shall be effective without the written consent of the Employee, for a period of two years following the date on which the action of a majority of the Board is taken. Notwithstanding the foregoing, if a Change in Control has not occurred by April 1, 2009, absent any action by the Board to the contrary, the Plan shall expire.

9. Assignment. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

10. Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

11. Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

12. Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.

13. Post-Change in Control Committee. This Plan shall be administered by the Committee, provided that in the event of an impending Change in Control, the Committee may appoint a person (or persons) independent of the third party effectuating the Change in Control to be the Committee effective upon the occurrence of a Change in Control (the “Independent Committee”) and the Independent Committee shall not be removed or modified following a Change in Control. Except as otherwise provided in this Plan, the decision of the Committee upon all matters within the scope of its authority shall be conclusive and binding on all parties, provided that in the event that no Independent Committee is appointed, any determination by the Committee of whether “Cause” or “Good Reason” exists shall be subject to de novo review.

14. Benefits Claims and Appeals. The Plan is not intended to be subject to ERISA. If and only if, however, the Plan is determined to be subject to ERISA, the intention of the Company is that it shall be construed as a “welfare plan,” as defined in Section 3(1) of ERISA, and this Section 14 shall apply. The Committee shall establish a claims and appeals procedure applicable to Participants under the Plan. Unless otherwise required by applicable law, such procedures will provide that a Participant has not less than sixty (60) days following receipt of any adverse benefit determination within which to appeal the determination in writing with the Committee, and that the Committee must respond in writing within sixty (60) days of receiving the appeal, specifically identifying those Plan provisions on which the benefit denial was based and indicating what, if any, information the Participant must supply in order to perfect a claim for benefits. Notwithstanding the foregoing, the claims and appeals procedure established by the Committee will be provided for the use and benefit of Participants who may choose to avail themselves of such procedures, but compliance with the provisions of these claims and appeals procedures by the Participant will not be mandatory for any Participant claiming benefits after a Change in Control. It will not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Participant claims entitlement.

15. Grantor Trust. The Committee may establish a trust with a bank trustee, for the purpose of paying benefits under this Plan. If so established, the trust shall be a grantor trust subject to the claims of the Company’s creditors and shall, immediately prior to a Change in Control, be funded in cash or common stock of the Company or such other assets as the Committee deems appropriate with an amount equal to 100 percent of the aggregate benefits payable under this Plan assuming that all Participants in the Plan incurred a termination of employment entitling them to Separation Benefits immediately following the Change in Control, or such lesser amount as the Committee shall determine prior to the Change in Control; provided, however, that the trust shall not be funded if the funding thereof would result in taxable income to the Participant by reason of Section 409A(b) of the Code; and provided, further, in no event shall any trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code. Notwithstanding the establishment of any such trust, a Participant’s rights hereunder will be solely those of a general unsecured creditor.

16. Indemnification. To the extent permitted by law, the Company shall indemnify the Committee from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

17. Section 409A Savings Clause. Notwithstanding anything herein to the contrary, within the time period permitted by the applicable Treasury Regulations or other Internal Revenue Service or Treasury Department authority, if any compensation or benefits provided by this Plan may result in accelerated taxation or tax penalties under Section 409A of the Code, the Company shall modify the Plan in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to any Participant.

18. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies or those of its Affiliates’ regarding termination of employment.

19. Foreign Laws. The Committee shall administer the Plan with respect to all Non-US Participants in a manner designed to comply with applicable law while preserving the benefits provided under the Plan and avoiding duplication of benefits.

As Adopted by the Board of Directors

of BEA Systems, Inc. at a Meeting Held

On November 7, 2007